Exhibit 2.2
PERFORMANCE GUARANTY
This PERFORMANCE GUARANTY, dated as of February 13, 2026 (this “Guaranty”), is made by CENTENE CORPORATION, a Delaware corporation (the “Performance Guarantor”), in favor of MUFG BANK, LTD. (“MUFG”), as the Purchaser (as defined below).
WITNESSETH
WHEREAS, WELLCARE PRESCRIPTION INSURANCE, Inc. (“Wellcare” or the “Seller”), and MUFG, as purchaser (the “Purchaser”), have entered into that certain Master Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), pursuant to which the Purchaser may from time to time purchase Receivable Portions from the Seller; and
WHEREAS, it is a condition precedent for the parties to enter into the Agreement that the Performance Guarantor execute and deliver this Guaranty.
NOW THEREFORE, in consideration of the foregoing and in order to induce the Purchaser to enter into the Agreement, the Performance Guarantor agrees as follows:
1.Performance Guaranty. For value received by it and the Seller, the Performance Guarantor hereby absolutely, unconditionally and irrevocably assures and undertakes (as primary obligor and not merely as surety) for the benefit of the Purchaser, the due and punctual payment of any and all amounts due by the Seller (and, any of its successors and assigns) to the Purchaser and the performance of any and all other monetary obligations of the Seller under the Agreement, under the Agreement and each other Transaction Document (including all of the Seller’s payment, repurchase, indemnity or similar obligations) (collectively, the “Guaranteed Obligations”). For the avoidance of doubt, the Guaranteed Obligations shall in no event exceed the Sellers’ liability under the Transaction Documents for any failure of performance that triggers the Guaranteed Obligations hereunder.
2.Expense Undertaking. The Performance Guarantor absolutely, unconditionally, and irrevocably agrees to pay promptly on demand all reasonable and documented costs and expenses of the Purchaser (including, without limitation, reasonable counsel fees and out-of-pocket expenses), if any, in connection with enforcement (whether through negotiation, legal proceedings or otherwise) of its rights under this Guaranty or any other Transaction Document (the “Expense Obligations”).
3.Obligations Absolute. The Performance Guarantor agrees to perform and pay the Guaranteed Obligations and Expense Obligations, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any terms of any Transaction Document or the rights of the Purchaser with respect thereto, and notwithstanding a discharge in bankruptcy of all or any part of the Seller’s obligations under the Transaction Documents. The liability of the Performance Guarantor hereunder shall be an absolute and primary obligation of payment and the Purchaser shall not be required to first (a) proceed against the Seller; (b) proceed against or exhaust any security held from the Seller; or (c) pursue any other remedies it may have, including remedies against other guarantors, if any.
4.Waivers. The Performance Guarantor unconditionally and irrevocably waives promptness, diligence, notice of acceptance hereof, and all other notices and demands of any kind to which the Performance Guarantor may be entitled as a guarantor, including, without limitation, demands of payment and notices of nonpayment, default, protest and dishonor to the Seller. The Performance Guarantor further hereby waives notice of, consents to, and irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the following: (a) any agreement or arrangement for payment, extension or subordination, of the whole or any part of the Seller’s obligations under the Transaction Documents, (b) the modification, amendment, waiver or consent to departure of any of the terms of the Transaction Documents, including, without limitation, in the time, place or manner of payment or any increase in the Guaranteed Obligations, (c) the forbearance by the Purchaser in the exercise of any rights against the Seller, (d) the change in location or release of any collateral of the Seller (if any) or the taking of a security interest in any additional or substituted collateral of the Seller (if any), (e) any lack of validity or enforceability of any Transaction Document or any agreement or instrument relating thereto (including, for the avoidance of doubt, as against the Seller), (f) to the extent permitted by Applicable Law, any defense arising by reason of any claim or defense based upon an election of remedies by the Purchaser that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Performance Guarantor or other rights of the Performance Guarantor to proceed against the Seller, (g) any defense based on the right of set-off or counterclaim against or in respect of the obligations owed by the Seller under the Transaction Documents, or (h) any other circumstance (including, without limitation, (i) any statute of limitations, (ii) any law governing usury or insolvency and (iii) any other law providing the Seller with a defense from non-payment) or any existence of or reliance on any representation by the Purchaser that might otherwise constitute a defense available to, or a discharge of the Seller or any other guarantor or surety. The only defense the Performance Guarantor shall have under this Guaranty is the payment and performance in full of the Guaranteed Obligations and Expense Obligations.
5.Reinstatement. This Guaranty will continue to be effective or will be reinstated, as the case may be, if at any time any payment made to the Purchaser is rescinded or must be returned upon the occurrence of any bankruptcy proceeding of the Seller as if such payment had not been made.
6.Continuing Guaranty. This Guaranty is a continuing guaranty and shall continue in full force and effect until terminated pursuant to this Section 6. This Guaranty shall automatically terminate upon the termination of the Agreement and the payment and performance in full of the Guaranteed Obligations and Expense Obligations (whether by the Seller or otherwise), other than contingent indemnification obligations with respect to which no claim has been made; provided, that any such termination shall be subject to the reinstatement provisions set forth in Section 5 of this Guaranty.
7.Subrogation and Other Rights. The Performance Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Seller that arise from the existence, payment, performance or enforcement of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Purchaser against the Seller whether or not such claim, remedy or right arises in equity or under contract, statute or common law, unless and until all of the Guaranteed Obligations and Expense Obligations shall have been paid in full in cash and the Agreement has been terminated. If any amount shall be paid to the Performance Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and Expense Obligations and the termination of the Agreement, such amount shall be received and held in trust for the benefit of the Purchaser, and shall forthwith be paid or delivered to the Purchaser in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and Expense Obligations, as applicable, and all other amounts payable under this Guaranty.

8.GOVERNING LAW. THIS GUARANTY, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
9.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
10.CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
11.WAIVER OF IMMUNITIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS GUARANTY.
12.Representations and Warranties. The Performance Guarantor hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date and on each Purchase Date:
(a)It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, in each case except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change with respect to the Performance Guarantor.
(b)The execution, delivery and performance by it of this Guaranty and the other Transaction Documents to which it is party and each other document to be delivered by it thereunder, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene, violate or breach (1) its charter or by-laws, (2) any Applicable Law, (3) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property and (iv) do not result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Guaranty and the other Transaction Documents, except, in the case of clauses (iii) (other than clause (iii)(1)) and (iv), as could not reasonably be expected to result in a Material Adverse Change with respect to the Performance Guarantor.
(c)This Guaranty and each Transaction Document to which it is party has been duly executed and delivered by it.
(d)No authorization or approval or other action by, and no notice to, license from or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Guaranty and each Transaction Document to which it is party or any other document to be delivered by it hereunder or thereunder, except as could not reasonably be expected to result in a Material Adverse Change with respect to it. Notwithstanding the foregoing, it is understood and agreed that, under current Applicable Law, the Purchaser may not be permitted to service, enforce or otherwise collect monies due or to become due under the CMS Contract.
(e)This Guaranty and each Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Performance Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
(f)There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting it or any of its Affiliates before any Governmental Authority that could reasonably be expected to result in a Material Adverse Change with respect to it.
(g)It is Solvent and no Insolvency Event has occurred with respect to it.
(h)No Material Adverse Change or event which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change has occurred with respect to it.
(i)No Change of Control has occurred.
(j)It is not an “investment company” as defined in, or required to be registered as an “investment company” under, the Investment Company Act of 1940.
(k)None of: (a) the Performance Guarantor, any controlled Affiliate thereof or any of their respective directors, officers, or employees; and (b) any person acting on behalf of the Performance Guarantor or any Affiliate thereof that will act in any capacity in connection with or benefit from the Agreement is a Sanctioned Person.

(l)No use of proceeds or other transaction contemplated by the Agreement will violate Sanctions applicable to any party to the Agreement.
13.Covenants. The Performance Guarantor covenants and agrees that it will, unless this Guaranty shall have terminated in accordance with Section 6, hereof comply with all Applicable Laws and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except where any failure to so comply or to so maintain its rights, franchises, qualifications and privileges would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change with respect to the Performance Guarantor.
14.No Setoff or Deductions; Taxes; Payments. The Performance Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Performance Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Purchaser) is imposed upon the Performance Guarantor with respect to any amount payable by it hereunder, the Performance Guarantor will pay to the Purchaser, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Purchaser to receive the same net amount which the Purchaser would have received on such due date had no such obligation been imposed upon the Performance Guarantor. The Performance Guarantor will deliver promptly to the Purchaser certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Performance Guarantor hereunder. The obligations of the Performance Guarantor under this Section shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
15.PATRIOT Act. The Purchaser hereby notifies the Performance Guarantor that pursuant to the PATRIOT Act it is required to obtain, verify and record information that identifies the Performance Guarantor, which information includes the name, address, tax identification number and other information that will allow the Purchaser to identify such party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Upon the reasonable request of the Purchaser, the Performance Guarantor shall provide to the Purchaser the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering and counter-terrorist financing laws, rules, and regulations. The Performance Guarantor shall promptly notify the Purchaser of any change(s) to beneficial ownership or control party information.
16.Confidentiality and Notice Provisions. The provisions set out in Section 6 (Notices) and Section 11(n) (Confidentiality) of the Agreement shall be expressly and specifically incorporated into this Guaranty, as though they were set out in full in this Guaranty. In the event of any conflict between the provisions of this Guaranty and Section 6 (Notices) or Section 11(n) (Confidentiality) of the Agreement, the provisions of this Guaranty shall prevail.
17.Notices. All notices, requests and demands given or made under this Guaranty to the Performance Guarantor shall be given or made in writing and unless otherwise stated shall be made by email or letter using the address as specified below:

Centene Corporation
Address: 7700 Forsyth Boulevard
St Louis, MO 63105
Attention: General Counsel
Tel - 314-320-9689
Email - Christopher.a.koster@centene.com

18.Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the Performance Guarantor has executed this Guaranty as of the date first written above

CENTENE CORPORATION,
as Performance Guarantor

By:________________________________________
Name:
Title:

S-1

ACCEPTED AND ACKNOWLEDGED, as of the date first written above.

MUFG BANK.,
as Performance Guarantor

By:________________________________________
Name:
Title:

S-2